Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS ANNOUNCES STRONG FISCAL 2007 RESULTS

HOUSTON, TX – October 10, 2007 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the fourth quarter and fiscal year ended July 31, 2007.

Fiscal Year 2007 Highlights – versus Fiscal Year 2006

•                  Net sales increased 26% to $89.8 million.

•                  Net income increased 134% to $8.8 million or $0.80 per diluted share. 2006 net income included a non-cash impairment charge of $2.4 million associated with the Company’s MSMA agricultural product. Excluding the impairment charge, net income rose 67% in 2007.

Fourth Quarter 2007 Highlights – versus Fourth Quarter of 2006

•                  Net sales increased 25% to $25.0 million.

•                  Net income increased 295% to $2.0 million or $0.18 per diluted share. Excluding the aforementioned impairment charge in 2006, fourth quarter net income was essentially flat.

Neal Butler, President and CEO of KMG, commented, “Fiscal 2007 was a record year for KMG by virtually all financial measures. Success was driven by the strength of our wood treating businesses and the substantial expansion of our Animal Health segment with the launch of AVENGER® insecticide cattle ear tags. We improved margins, ROE, cash flow from operations, and ended the year with a strong balance sheet. A shift in the seasonality of our Animal Health sales during the year resulted in greater weighting of our sales and profits into the third quarter.”

Mr. Butler continued, “Creosote demand was near a record level for the year, driven by rail tie treating which was 18% higher than the 10-year average. Creosote revenue increased 42% over fiscal 2006 despite sales volume declining 4% from the previous year. We anticipate volumes will remain flat through 2008. Utility pole demand was steady in fiscal 2007 at about 2.0 million poles, with penta maintaining an approximate 45% market share. Our penta revenues were up 2% for the year, and we expect them to remain steady in fiscal 2008.

“In our Animal Health segment, we achieved 63% sales growth and doubled profits with the successful integration of the animal health business we acquired from Boehringer Ingelheim in February 2006, and the tremendous appeal and solid margins of our AVENGER® ear tag. A transitional distribution agreement with Boehringer Ingelheim concluded at the beginning of fiscal 2007 with the integration of that business into our operations, which contributed to this segment’s increased revenues and margins for the year. The sales programs we adopted, versus those previously used by Boehringer, resulted in a greater concentration of sales in our third quarter. We anticipate this seasonality pattern to continue. Animal Health sales were $14.1 million during 2007, below our $15+ million expectation as sales declined in some of our other products due to an aggressive pricing policy we adopted for those products as well as competitive pressures. Nonetheless, we are extremely pleased with the growth in this segment’s profits, and we believe AVENGER® will be the number one selling tag in terms of total treated cattle in calendar 2007, its first year on the market. In August, we expanded our Animal Health sales force and expect to gain market share in the Western US and Latin America. Of note, we manufacture our animal health products in a state-of-the-art production facility where we can double production with little additional capital expenditure. We expect this segment will continue to generate sales growth and solid margins, and be an increasingly significant contributor.”

John V. Sobchak, CFO of KMG, commented, “In the fourth quarter, our gross margin was 30.7%, down from 31.9% in last year’s fourth quarter, due to a shift in product mix. SG&A increased from $3.2 million or 15.8% of sales to $4.2 million or 16.7% of sales, due to increased expenses associated with the expansion of our Animal Health sales group, higher transportation and storage costs, and various administrative costs. Additionally, we benefited from a reduction in income tax expense in the fourth quarter of 2006 associated with our Mexican operations. Conversely, we saw an increase in our fourth quarter 2007 income tax expense associated with an increase in our US taxes. Our effective tax rate for the 2007 fiscal fourth quarter was 40.9% versus an average tax rate of 35.9% last year. These factors, coupled with the lower than anticipated sales from our Animal Health segment, impacted our fourth quarter results. Nonetheless, we are very pleased with the results for the year as a whole, which is the basis upon which we manage KMG.”

Mr. Butler further stated, “Looking forward, we fully expect that KMG will achieve double-digit growth in EPS for fiscal year 2008. We continue to be encouraged by our acquisition program. While we did not close on a transaction during the year, we are optimistic that we will complete a notable acquisition in fiscal 2008.

“We further strengthened our acquisition efforts and should be able to expand the number of target opportunities in fiscal 2008. We are continuing to focus on animal health and believe the sector provides KMG the opportunity to grow to a dominant position in the US with further expansion into international markets. Agricultural chemicals also remains an area of interest, but will be pursued on a more opportunistic basis. We are diligently working to identify the right acquisition in industrial chemicals to serve as a platform for further growth in this sector. We will continue to take a disciplined approach, seeking acquisitions of mature chemicals serving niche markets that are accretive to earnings and cash flow. This remains core to our acquisition strategy, and allows us to bring in new businesses in clearly defined sectors with the opportunity to improve unit margins and gain a strong market share position. Additionally, we are pursuing unique alliance opportunities in targeted market segments that allow us to take greater advantage of our market position and production facilities.”

Mr. Sobchak added, “At July 31, 2007 the Company had cash of $16.0 million, up from $11.2 million at 2006 year-end; working capital of $28.7 million, up from $19.6 million; long-term debt of $10.5 million, down from $14.0 million; and shareholders’ equity of $56.4 million, up from $47.0 million. We have successfully positioned the Company to finance acquisitions that are significantly larger than those we have closed to date.”

Mr. Butler concluded, “I am encouraged by our 2007 success, and am equally enthusiastic about our growth prospects, as well as our in-house capabilities, which should enable us to capitalize on the opportunities before KMG.”

Conference Call

Management will conduct a conference call focusing on the financial results at 10:00 a.m. ET on Wednesday, October 10, 2007. Interested parties may participate in the call by dialing 706-902-1803. Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference ID # 18460790). The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgb.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. KMG’s operations are focused on wood treatment chemicals, animal health products and agricultural chemicals. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com

KMG Chemicals, Inc.

Consolidated Statements of Income

(In thousands, except share data)

(UNAUDITED)

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2007	2006	2007	2006

NET SALES	$25,041	$20,083	$89,785	$71,016
COST OF SALES	17,350	13,682	58,942	47,158
Gross Profit	7,691	6,401	30,843	23,858

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:	4,196	3,181	16,258	14,802
IMPAIRMENT CHARGE - MSMA ASSETS	0	2,368	0	2,368
Operating income	3,495	852	14,585	6,688

OTHER INCOME (EXPENSE):
Interest & dividend income	161	58	560	281
Interest expense	(230)	(261)	(945)	(1,044)
Other	28	(14)	6	(35)
Total other income (expense)	(41)	(217)	(379)	(798)

INCOME BEFORE INCOME TAX	3,454	635	14,206	5,890
Provision for income tax	(1,412)	(118)	(5,357)	(2,114)
NET INCOME	$2,042	$517	$8,849	$3,776

EARNINGS PER SHARE:
Basic	$0.19	$0.05	$0.84	$0.42
Diluted	$0.18	$0.05	$0.80	$0.40

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,668	9,253	10,573	8,914
Diluted	11,195	9,810	11,034	9,447

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$969	$1,125	$3,832	$3,889

Segment Revenues

(In thousands)

(UNAUDITED)

	Fiscal Years Ended July 31,
	2007	2006

Penta	$28,377	$27,862
Creosote	43,645	30,674
Animal health pesticides	14,149	8,664
Agricultural chemicals	3,614	3,816
	$89,785	$71,016

KMG Chemicals, Inc.

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	July 31,	July 31,
	2007	2006

Cash and cash equivalents	$16,004	$11,168
Accounts receivable	12,351	9,096
Inventory	13,067	9,971
Net working capital	28,669	19,623
Total assets	81,175	72,702
Long-term debt, net of current portion	10,468	13,981
Shareholders’ equity	56,410	46,918

Selected Financial Information

Reconciliation of Non-Gaap Measure to Gaap

Net income before the impairment charge is a measure not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be considered an alternative to, or more meaningful than GAAP measures of performance. Net income before the impairment charge has been presented as a supplemental disclosure because the impairment charge is a non-cash expense of a sufficient size that management believes its impact on net income is material information for investors.

Reconciliation of Net Income before the Impairment Charge to Net Income

(In thousands)

(UNAUDITED)

	Three Months Ended July 31,		Fiscal Years Ended July 31,
	2007	2006	2007	2006

NET INCOME BEFORE THE IMPAIRMENT CHARGE	$2,042	$2,035	$8,849	$5,294
Impairment Charge	—	(2,368)	—	(2,368)
Income Tax Benefit (35.9%)	—	850	—	850
NET INCOME	$2,042	$517	$8,849	$3,776